SUPPLY AGREEMENT

By and between

SAFEGUARD MANUFACTURING & DEVELOPMENT,
With its principal place of business at 284 Ridge Road, Hinckley, OH 44233, USA
("Seller")

and

BAYER SANTE,
With its head office at 220 Avenue de La Recherche, 59120 LOOS, France
("Buyer")

1. SUPPLY

Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, during the Term (as defined under 7 herebelow of the Agreement), the Betaferon Needle Disintegrator Device, as more specifically described in Exhibit 1 (hereafter the "Product"), subject to the terms and conditions of this Supply Agreement (the "Agreement").

2. EXCLUSIVITY

Seller agrees that Buyer will have the exclusive rights to purchase disintegrator units made specifically for use with Multiple Sclerosis for the territory of France during the Term of this Agreement.

Should Seller sell any disintegrator to be used for Multiple Sclerosis outside the territory of France, Seller will obtain from its customer a commitment to refrain from supplying the disintegrator for use in the territory of France.

It is expressly understood, however, that the Disintegrator and Disintegrator Plus Units, as currently manufactured and sold by Seller, which are designed for insulin syringes, pens and lancets, may be sold through the diabetic market, and Seller can make no guarantees that other companies will not elect to purchase those diabetic units and have them modified to fit their particular application. However, Seller will not pursue, nor knowingly cooperate in, such an alteration for companies who intend distribution of those units within the territory of France.

It is further understood that variations of the Disintegrator and Disintegrator Plus Units can be made to effectively destroy needles used for medications to treat diseases other than Multiple Sclerosis, and this agreement does not prevent Seller from pursuing markets for such variations throughout the world.

3. ORDERS - DELIVERIES

3.1. Buyer commits to purchase from Seller a minimum yearly quantity of 2.000 units specifically marked with the French language. Orders for each yearly minimum will be placed within the first 60 days of the year for which that minimum quantity will be credited.

3.2. Buyer shall place orders for the Products at least two months prior to delivery.

3.3. Seller will confirm the delivery date when notifying promptly to the Buyer confirmation of its order. The compliance by Seller of this delivery date shall be subject to payment by Buyer of the advanced payment as referred to under 4.2. hereabove in due time.

3.4. The sale of Products will be F.O.B. Cleveland, Ohio, or alternate shipping point as notified by Seller and accepted by Buyer.

4. PRICES - PAYMENT TERMS

4.1. The price of the Product shall be as mentioned in Exhibit 1.

All invoices and payments shall be in US dollars.

4.2. Buyer shall make an advanced payment of 50% of the price of any order within [50 days] of confirmation of the order by Seller.

4.3. The remaining balance shall be paid by Buyer to Seller prior to shipment. Seller will notify Buyer the expected ship date in advance to allow time for processing of payment.

4.4. Payments should be sent by wire transfer to:

Bank:	Fifth Third Bank
Address:	1585 Center Road, Hinckley, Ohio 44233, USA
Tel.:	+1 330 278 2202
Swift code:	FTBCUS3C
Beneficiary:	Safeguard Manufacturing & Development Co.
Account number:	0083568709

Seller may designate an alternate bank and account number at the time of order confirmation.

5. WARRANTY

5.1. Seller warrants that the Product will conform to Seller's standard specifications for the Product.

5.2. Buyer shall perform quality control upon delivery and shall notify Seller of any defect within thirty (30) days. In case of non conformance, Buyer shall hold the Product for up to thirty (30) days and allow Seller to inspect and perform tests on the Product.

5.3. In case of non visible defects, Buyer shall notify Seller within thirty (30) days of the date Buyer becomes aware of such defect and in any event no later than two (2) years after shipment of the Product.

5.4. Any Product which would not conform to the specifications shall be replaced at no cost by Seller within two (2) months.

6. FORCE MAJEURE

6.1. Neither party shall be held responsible for any loss, damage, delay or lack of delivery arising from fire, strikes, lockouts, injunction or other labor troubles, governmental intervention including prohibition or extraordinary taxation upon import or export, war, riots, acts of terrorism, explosion, weather, flood, acts of God or nature, inability to obtain, or a shortage of, fuel, power, raw materials, labor, containers or transportation, accident, breakage of machinery or other apparatus, disruption of normal supplier channels of distribution, or any other act or force beyond the affected party's reasonable control.

6.2. Buyer may cancel, without liability, deliveries suspended for at least thirty (30) days by Seller for reasons stated in the previous section, but the Agreement shall otherwise remain in effect.

7. TERM

The Term of the Agreement (herein the "Term") shall begin on February 1st, 2010 and expire on January 31st, 2012.

8. TERMINATION FOR DEFAULT

In the event either party commits a material breach of this Agreement, the non-breaching party may terminate this Agreement upon thirty (30) days written notice to the breaching party; provided that during such notice period, the breaching party shall have the opportunity to cure its default. If Buyer is in default, Seller may suspend shipments during such cure period without liability.

9. LAW - DISPUTES

9.1. This Agreement shall be construed and interpreted, and any dispute shall be settled, according to the laws of France.

J.

9.2. Any dispute of controversy which may arise from this Agreement shall be settled by the Commercial Court of Nanterre, France.

10. ADDITIONAL TERMS

10.1. This Agreement may not be assigned by either party to any other party without the prior written consent of the other party hereto.

10.2. Should any part of this Agreement be deemed invalid by a court of law, it shall not constitute an invalidation of any other part of this Agreement, which shall otherwise remain in effect.

10.3. Failure of Seller to effect, or any delay by Seller to effect, any available right or remedy shall not be construed to operate as a waiver of same.

10.4. Except as otherwise expressly provided, this Agreement supersedes all prior agreements, understandings or otherwise, whether oral or written, between Buyer and Seller concerning the subject matter of this Agreement.

10.5. Nothing contained herein is intended nor shall be construed as creating a partnership, joint venture, agency, distributorship or any other relationship except buyer and seller.

10.6. All headings herein are for reference only.

10.7. All notices under this Agreement will be validly made if sent:

To Seller:

Safeguard Manufacturing & Development Co.
Attention: Joe Adkins
284 Ridge Road
Hinckley, OH 44233, USA
Telecopy: +1 216 916 0794

To Buyer:

Bayer Santé
Division Bayer Schering Pharma
Attention: ______________
13 rue Jean Jaurès
92807 Puteaux Cedex, France
Telecopy: +33 1 49 06 ______

Accepted by Buyer and Seller as evidenced by the signatures of their respective authorized representatives.

For Buyer:
BAYER SANTE SAS
Division Bayer Schering Pharma

By: Werner de Prins
President of BAYER SANTE
On:

For Seller:
SAFEGUARD MFG & DEVELOPMENT

By: J. B. Adkins
Manager, Sr. Project Engineer
On:

By : Hubert Marce
Head of the BU : Specialty Medecine
On :

Exhibit 1 - Product / Price

Product:

Betaferon Needle Disintegrator Device with Bayer colors for top, insert and button. Base may be Bayer blue or original Disintegrator grey color. Bayer approved printing on top, insert and battery door. Products include CE approved battery charger with 2-pin EU style plug.

Price:

Price for the Product will be US dollars 77.71 per unit.

Orders forecast:

Orders placed by the Bayer Schering Pharma of BAYER SANTE according to Article 3.

January 2010: 2.000 units
January 2011: 2.000 units